EXHIBIT NO. 99.1

                                  Press Release

                                          NEWS RELEASE

For Immediate Release                     Contact:  John E.Brewster, Jr.
                                                    Vice President, Corporate
                                                    Development & Planning
                                                    (713) 658-4084

                         HOWELL CLOSES SALE OF MINERALS

HOUSTON,  TEXAS,  DECEMBER  17, 1998 C HOWELL  CORPORATION  (HWL:  NYSE;  HWLLP:
NASDAQ) closed on its previously announced sale of mineral estates and royalty interests located in the states of Alabama, Mississippi, and Louisiana for $13,000,000. The minerals properties were acquired by Howell in 1993 from the Federal Intermediate Credit Bank of Jackson. In addition to the cash consideration, Howell retained a Net Profits Interest of 10% after payout.

The proceeds of the transaction will be used by Howell to retire debt.

Richard K. Hebert, President of Howell, commented, "We are pleased to consummate this sale. A primary short-term financial goal is to prepay the non-conforming tranche of our debt. This sale represents significant progress as the net proceeds  will  reduce  that  portion  of our  debt by  more  than  25%.  We are continuing to investigate other recapitalization alternatives including additional asset sales."

Howell Corporation, based in Houston, Texas, is an independent energy company engaged in the acquisition, exploitation, and exploration of producing oil and gas properties.

This press release  includes  forward looking  statements  within the meaning of
Section 27A of the Securities Exchange Act of 1934. Although Howell believes that its expectations are based upon reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, uninsured risks, environmental risks, drilling and operating risks, risks related to exploration and development, the availability of capital resources, uncertainties about the estimates of reserves, competition, government regulation, and the ability of the company to meet its stated business goals.

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